                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [ ] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            CMS ENERGY CORPORATION
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                                CMS ENERGY LOGO

                             CMS ENERGY CORPORATION
               CALL AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 27, 1997

To the Shareholders of CMS Energy Corporation:

    The annual meeting of shareholders of CMS Energy Corporation will be held on Tuesday, the 27th day of May 1997, at 10:30 A.M., Eastern Daylight Saving Time, at the Dearborn Inn, 20301 Oakwood Boulevard, Dearborn, Michigan 48124 for the following purposes:

    (1) Electing a Board of Directors of 11 members;

    (2) Ratifying the appointment of Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Corporation for the year ending December 31, 1997;

    (3) Considering the shareholder proposal set forth in the accompanying proxy statement, if properly presented at the meeting; and

    (4) Transacting such other business as may properly come before the meeting.

    The annual report to the shareholders for the year 1996, including financial statements, has been furnished to you.

    The Board of Directors has fixed March 31, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. All shareholders are cordially invited to attend the annual meeting and will be entitled to vote on all matters that come before the meeting. The Board of Directors requests that you sign and date the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States.

                                         By order of the Board of Directors,

                                         Thomas A. McNish, Secretary

CMS Energy Corporation
Fairlane Plaza South
Suite 1100
330 Town Center Drive
Dearborn, Michigan 48126
April 21, 1997

                                PROXY STATEMENT

                               ----------------

                                 INTRODUCTION

    The Board of Directors solicits your proxy for use at this year's annual meeting. The shares represented by your proxy will be voted as you direct if the proxy is signed and returned prior to the meeting. You may revoke your proxy at any time before it is exercised, provided that you so notify the Secretary of CMS Energy Corporation (the "Corporation") in writing before the proxy is exercised.

    As of December 31, 1996, the Corporation's outstanding Common Stock consisted of a total of 102,689,087 shares. This total consisted of 94,812,613 shares of the Corporation's Common Stock, $.01 par value, and 7,876,474 shares of the Corporation's Class G Common Stock, no par value. Each outstanding share is entitled to one vote on all matters which may come before the annual meeting. All shares represented by signed proxies will be voted at the annual meeting.

    The Corporation has received a copy of Schedule 13G filed with the Securities and Exchange Commission ("SEC") by Brinson Partners, Inc., 209 South LaSalle, Chicago, Illinois 60604, which indicates holdings of 6,118,748 shares representing 6.0% of the outstanding Common Stock of the Corporation. This form indicates that the shares were purchased in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of management, no other person owns beneficially more than 5% of any class of the Corporation's outstanding voting securities.

    The determination of approval of corporate action by the shareholders is based on votes "for" and "against". Abstentions and broker non-votes are not counted as "against" votes but are counted in the determination of a quorum.

                      NOMINEES FOR ELECTION AS MEMBERS OF
                             THE BOARD OF DIRECTORS

    The nominees for directors of the Corporation and Consumers Energy Company ("Consumers") will hold office until the next annual meeting or until their successors are elected and qualified. Unless a shareholder withholds authority to vote for the election of directors as provided in the proxy, the returned proxy will be voted for the listed nominees. The Board of Directors has no reason to believe that the persons named will not be available but in the event any nominee is unable to serve, the proxy will be voted for a substitute nominee designated by the Board of Directors. All of the nominees are presently serving as directors. Lois A. Lund, who has announced her retirement, is not standing for reelection. The eleven nominees receiving the greatest number of votes will be elected.

WILLIAM T. MCCORMICK      WILLIAM T. MCCORMICK, JR., 52, has served as Chairman of the
[PHOTO]                   Board and Chief Executive Officer of the Corporation since it was incorporated in 1987 and as Chairman of the Board of
                          Consumers since 1985. Until 1992 he was also CEO of
                          Consumers, and until 1987, he was also President of the
                          Corporation and of Consumers. He is a director of First
                          Chicago NBD Corporation, Rockwell International Corporation,
                          and Schlumberger Ltd. He is also a director of the American
                          Gas Association, the Edison Electric Institute, and the
                          National Petroleum Council. He has been a director of the
                          Corporation since 1987 and of Consumers since 1985.

JOHN M. DEUTCH [PHOTO]    JOHN M. DEUTCH, 58, is Institute Professor of Massachusetts
                          Institute of Technology (MIT), Cambridge, Massachusetts.
                          Previously, he served as Director of the Central
                          Intelligence Agency from 1995 through 1996, as U.S. Deputy
                          Secretary of Defense from 1994 to 1995, and as
                          Undersecretary of the U.S. Department of Defense from 1993 to 1994. Dr. Deutch had served as Institute Professor of MIT from 1990 through 1993. He is a director of Citicorp. He has been a director of the Corporation and of Consumers since
                          January 1997. He had previously served as a director of the
                          Corporation and of Consumers from 1986 to 1993, when he
                          resigned following his confirmation as Undersecretary of
                          Defense.

JAMES J. DUDERSTADT       JAMES J. DUDERSTADT, 54, has been President Emeritus and
[PHOTO]                   University Professor of Science and Engineering at the
                          University of Michigan, Ann Arbor, Michigan, since 1996. Dr.
                          Duderstadt also serves as President of the Michigan Virtual
                          Auto College, a recently established state university
                          affiliated with the University of Michigan. Previously, he served as the President of the University of Michigan from
                          1988 to 1996. He is a director of Unisys Corporation. He has been a Director of the Corporation and of Consumers since
                          1993.

KATHLEEN R. FLAHERTY      KATHLEEN R. FLAHERTY, 45, has served since 1995 as National
[PHOTO]                   Marketing Director for British Telecom, a provider of global telecommunications services. Previously, she served from
                          1993 to 1995 as Corporate Senior Vice President of MCI
                          Communications Corporation, and as Senior Vice President,
                          Worldwide Sales and Marketing, of Concert Management
                          Services, Inc., a joint venture with British Telecom. Prior to that, she had served from 1985 to 1993 as Vice President of MCI Communications Corporation. She has been a director of the Corporation and of Consumers since 1995.

VICTOR J. FRYLING [PHOTO]    VICTOR J. FRYLING, 49, has served as Chief
                             Operating Officer of the Corporation since January
                             1996 and as President of the Corporation and Vice
                             Chairman of Consumers since 1992. Previously, he had been Executive Vice President and Chief
                             Financial Officer of the Corporation and of Consumers from 1988 to 1991. He has been a director of the Corporation and of Consumers since
                             1990.

EARL D. HOLTON [PHOTO]       EARL D. HOLTON, 63, has served since 1980 as
                             President of Meijer, Inc., a Grand Rapids,
                             Michigan based operator of food and general merchandise centers. He is a director of Meijer, Inc. and Old Kent Financial Corporation. He has been a director of the Corporation and of Consumers since 1989.

MICHAEL G. MORRIS [PHOTO]    MICHAEL G. MORRIS, 50, has served as Executive
                             Vice President of the Corporation since January
                             1996 and as President and Chief Executive Officer of Consumers since 1994. Previously, he had been Chief Operating Officer of Consumers from 1992 to
                             1993 and Executive Vice President of Consumers from 1988 to 1991. He is a Regent of Eastern
                             Michigan University. He has been a director of the Corporation and of Consumers since February 1996.

WILLIAM U. PARFET [PHOTO]    WILLIAM U. PARFET, 50, has served since 1995 as
                             Co-Chairman of MPI Research, Mattawan, Michigan, a research laboratory conducting risk assessment toxicology studies. Previously, he served from 1993 to 1996 as President and Chief Executive
                             Officer of Richard-Allan Medical Industries,
                             Richland, Michigan. Prior to that, he served as Vice Chairman from 1992 to 1993; as President from
                             1991 to 1992; and as Executive Vice President from
                             1989 to 1990 of The Upjohn Company. He is a director of Pharmacia & Upjohn, Inc., Old Kent
                             Financial Corporation, Stryker Corporation, and
                             Universal Foods Corporation. He has been a director of the Corporation and of Consumers since
                             1991.

PERCY A. PIERRE [Photo]      PERCY A. PIERRE, 58, has served since 1990 as
                             Professor of Electrical Engineering, Michigan
                             State University, East Lansing, Michigan. He also served as Vice President for Research and Graduate
                             Studies at Michigan State University from 1990 to
                             1995. Dr. Pierre is a former Assistant Secretary of the Army for Research, Development and Acquisition. He is a director of Old Kent
                             Financial Corporation and the Whitman Education
                             Group. He has been a director of the Corporation and of Consumers since 1990.

KENNETH WHIPPLE [PHOTO]      KENNETH WHIPPLE, 62, has served since 1988 as
                             Executive Vice President of Ford Motor Company,
                             Dearborn, Michigan, a world-wide automotive manufacturer, and President of the Ford Financial
                             Services Group. In addition, he has served since
                             March 1997 as Chairman and Chief Executive Officer of Ford Motor Credit Company. He previously served as Chairman and Chief Executive Officer of Ford of
                             Europe, Inc. from 1986 to 1988. He has been a director of the Corporation and of Consumers since
                             1993.

JOHN B. YASINSKY [PHOTO]     JOHN B. YASINSKY, 57, has served as Chairman
                             and Chief Executive Officer since 1995, President and Chief Executive Officer from 1994 to 1995, and
                             President and Chief Operating Officer from 1993 to
                             1994 of GenCorp, Fairlawn, Ohio, a manufacturer of aerospace, automotive and polymer products.
                             Previously, he served as Group President of Westinghouse Electric Corporation in 1993 and as
                             President of Westinghouse Power Systems from 1990 to 1993. He is a director of GenCorp. He has been a director of the Corporation and of Consumers since 1994.

MANAGEMENT SECURITY OWNERSHIP

    The following chart sets forth the ownership of the Corporation's Common Stock by the directors and executive officers.

                                                Shares
                  Name                    Beneficially Owned*
                  ----                    -------------------
William T. McCormick, Jr. ..............        169,303
John M. Deutch..........................          2,700
James J. Duderstadt.....................          1,911
Kathleen R. Flaherty....................          2,052
Victor J. Fryling.......................         87,861
Earl D. Holton..........................          8,906
Lois A. Lund............................          2,711
Michael G. Morris.......................         63,036
William U. Parfet.......................         11,300
Percy A. Pierre.........................          3,715
Kenneth Whipple.........................          3,300
John B. Yasinsky........................          3,627
Alan M. Wright..........................         25,252
David W. Joos...........................         28,182
All Directors and Executive Officers....        630,764

    * In addition to the shares shown above, Messrs McCormick, Fryling, Morris, Wright, Joos, and other Executive Officers own options to acquire 395,000, 181,500, 131,000, 37,000, 54,000, and 409,937 shares, respectively.

    Shares shown as beneficially owned include (1) shares to which a person has or shares voting power and/or investment power, and (2) the number of shares and share equivalents represented by interests in the Employees' Savings and Incentive Plan, the Deferred Salary Savings Plan, the Performance Incentive Stock Plan, and the Directors' Deferred Compensation Plan as of December 31, 1996. Both CMS Energy Corporation Common Stock and CMS Energy Corporation Class G Common Stock are included in the calculation of Shares Beneficially Owned. Mr. McCormick, Mr. Duderstadt, Ms. Flaherty, Mr. Fryling, Mr. Holton, Mr. Whipple, Mr. Wright, Mr. Joos, and all other Executive Officers as a group own 3,000, 100, 400, 1,500, 527, 1,000, 632, 3,023, and 12,431 shares, respectively, of
Class G Common Stock. One executive officer has disclaimed beneficial ownership of 7,943 shares of Common Stock and 150 shares of Class G Common Stock on which he has no voting or investment power. The directors each own 10 shares of Preferred Stock of Consumers as qualifying shares. Two executive officers own a total of 2,200 shares of non-voting Preferred Stock of Consumers. No other executive officer owns shares of Consumers Preferred Stock. The directors and executive officers together own less than 1% of the outstanding shares of the Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Federal securities laws require the Corporation's directors and executive officers, and persons who own more than 10% of the Corporation's Common Stock, to file with the SEC reports of ownership and changes in ownership of any securities or derivative securities of the Corporation. To the Corporation's knowledge, during the year ended December 31, 1996 the Corporation's officers and directors made all required filings except Alan M. Wright, Senior Vice President, Chief Financial Officer and Treasurer of the Corporation, who filed an amended Form 4 in July 1996 regarding a June 1996 sale of 2,605 shares.

BOARDS OF DIRECTORS AND COMMITTEES OF THE CORPORATION AND CONSUMERS

    The Board of Directors of the Corporation met 11 times and Consumers' Board of Directors met 10 times during 1996. All incumbent directors attended more than 75% of the board and assigned committee meetings during 1996.

AUDIT COMMITTEES

    Members: William U. Parfet (Chair), Lois A. Lund, Percy A. Pierre, and John
             B. Yasinsky.

    Meetings during 1996: Corporation 3 -- Consumers 3

    These committees meet with representatives of the independent public accountants from time to time during the year and after the completion of the annual audit of the Corporation's and Consumers' financial statements to review and discuss such audit, internal controls and other appropriate matters; review the activities of the Internal Audit Department; review the relationship of the Corporation's and Consumers' independent public accountants with the Corporation and Consumers insofar as they perform nonaudit services; and review and recommend to the Boards of Directors the appointment of independent public accountants.

NOMINATING COMMITTEES

    Members: Percy A. Pierre (Chair), John M. Deutch, James J. Duderstadt,
             Kathleen R. Flaherty, Kenneth Whipple, and John B. Yasinsky.

    Meetings during 1996: Corporation 2 -- Consumers 2

    These committees conduct a continuing study of the size, structure, composition and compensation of the Boards; seek out possible candidates to fill board positions; aid in attracting qualified candidates to the Boards; recommend annually, prior to the solicitation of proxies, a slate of qualified candidates for election to the Boards at the annual meeting and, in case of any vacancies on the boards, candidates to fill those vacancies; review periodically and recommend to the Boards of Directors modifications, as appropriate, to the director tenure policy; and determine from time to time criteria for selection and retention of Board members. The committees consider shareholders' recommendations of nominees for election to the Boards of Directors. The recommendations must be accompanied by the consent of each of the recommended nominees to act as a director. Shareholders should send their written recommendations of nominees to: Mr. Thomas A. McNish, Corporate Secretary, CMS Energy Corporation, Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126.

ORGANIZATION AND COMPENSATION COMMITTEES

    Members: Earl D. Holton (Chair), John M. Deutch, William U. Parfet, Kenneth
             Whipple, and John B. Yasinsky.

    Meetings during 1996: Corporation 4 -- Consumers 4

    These committees review the executive organization of the Corporation and of Consumers from time to time; review from time to time the salaries and other compensation of all the officers of the Corporation and of Consumers; monitor the development of personnel for availability to fill key management positions as vacancies occur; establish goals annually for the Executive Incentive Compensation Plan; review and approve the incentive compensation payment schedule; review and approve grants under the Executive Stock Option and Stock Appreciation Rights Plan; administer the Corporation's Performance Incentive Stock Plan; and report to the Boards of Directors with respect to the committees' recommendations.

ENVIRONMENTAL AND CORPORATE RESPONSIBILITY COMMITTEES

    Members: Lois A. Lund (Chair), James J. Duderstadt, Kathleen R. Flaherty,
             Earl D. Holton, and Percy A. Pierre.

    Meetings during 1996: Corporation 2 -- Consumers 2

    These committees make recommendations to the Boards of Directors regarding significant environmental matters affecting the Corporation's and Consumers' operations; advise the Boards on the adoption and evaluation of policies designed to maintain the Corporation's and Consumers' position of corporate responsibility; review and monitor the Corporation's and Consumers' policies and objectives related to equal employment opportunities; review the Corporation's and Consumers' policies to comply with federal and state laws and regulations affecting personnel matters; and review the Corporation's and Consumers' policies related to contributions and support of charitable, educational and community organizations.

EXECUTIVE COMMITTEES

    Members: William T. McCormick, Jr. (Chair), Victor J. Fryling, Earl D.
             Holton, Lois A. Lund, Michael G. Morris, William U. Parfet, Percy
             A. Pierre and Kenneth Whipple.

    Meetings during 1996: Corporation 1 -- Consumers 0

    These committees exercise the power and authority of the Boards of Directors as may be necessary during the intervals between meetings of the Boards of Directors, subject to such limitations as are provided by law or by resolution of the boards.

FINANCE AND PENSION COMMITTEES

    Members: Kenneth Whipple (Chair), Kathleen R. Flaherty, Earl D. Holton, Lois
             A. Lund, and William U. Parfet.

    Meetings during 1996: Corporation 3 -- Consumers 3

    These committees give advice and counsel to the officers of the Corporation and Consumers with respect to the means for providing the funds required to carry out the Corporation's and Consumers' programs; review the financial policies including capitalization objectives, use of short-term financing and issuance of long-term securities; and recommend to the Boards of Directors financial policies for the Corporation and Consumers. In addition, the committee of Consumers reviews the investment policies for all employee benefit funds with respect to assets being managed, including adequacy of funding; reviews quarterly the investment performance of each of the investment managers for all employee benefit funds of Consumers; reports to the Board of Directors on findings regarding selection and retention of managers; and reviews the administration of the employee benefit plans.

COMPENSATION OF DIRECTORS

    Directors who are not officers of the Corporation or Consumers received in 1996 an annual retainer fee of $30,000, and $1,250 for attendance at each Board meeting and $750 for attendance at each committee meeting. Committee chairs receive $1,000 for attendance at each committee meeting. Retainer and attendance fees are set by the Boards of Directors. In 1996 such Directors were vested in 300 restricted shares of Common Stock of the Corporation with a fair market value at the time of vesting of $8,925 and were granted an additional 200 restricted shares of Common Stock of the Corporation with a fair market value at the time of grant of $5,950. 600 shares of restricted stock will vest 50% per year in 1997 and 1998 for those Directors who continue to serve through such years. Directors are reimbursed for expenses incurred in attending Board or committee meetings. Directors who are officers of the Corporation or Consumers do not receive retainers or meeting fees for service on the Board or as a member of any Board committee. Pursuant to the Directors' Deferred Compensation Plan, a Director of the Corporation or Consumers who is not an officer may at any time prior to a calendar year in which a retainer and fees are to be earned, or at any time during the year prior to the month in which a retainer and fees are earned, may irrevocably elect to defer payment for that year, or a portion thereof, through written notice to the Corporation or Consumers, of all or half of any of the retainer and fees which would otherwise be paid to the Director, to a time following the Director's retirement from the Board of Directors. Any amount deferred will either (a) accrue interest at either the prime rate or the rate for 10-year Treasury Notes (whichever is greater), (b) be treated as if it were invested as an optional cash payment in the Corporation's Stock Purchase Plan, or (c) be treated as if it were invested in a Standard & Poor's 500 stock index fund. Accrued amounts will be distributed in a lump sum or in five or ten annual installments in cash. Outside Directors who retire with five years of service on the Board will receive monthly retirement payments equal to the retainer. These payments will continue for a period of time equal to their years of service on the Board. All benefits will cease at the death of the retired Director. Outside Directors are offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and the Corporation and Consumers pay the premiums associated with participation by Directors. The imputed income for the life insurance coverage in 1996 was:
Messrs. Duderstadt, $634; Holton, $1,021; Merlotti, $901; Parfet, $520; Pierre, $722; Whipple, $1,021; Yasinsky, $722; and Ms. Lund, $998. The value for health care coverage in 1996 was $1,850 for Ms. Lund, the only selecting Director.

EXECUTIVE COMPENSATION

    The following charts contain information concerning annual and long-term compensation and awards of stock options and restricted stock under the Corporation's Performance Incentive Stock Plan. The charts include the Chairman of the Board and the next four most highly compensated executive officers in 1996.

                           SUMMARY COMPENSATION TABLE

                                                                         Long-Term
                                                                      Compensation(1)
                                                                  ------------------------
                                                                    Awards       Payouts
                                                 Annual           ----------    ----------
                                              Compensation        Securities    Long-Term
                                          --------------------    Underlying    Incentive        All Other
Name and Principal Position       Year     Salary      Bonus       Options      Payouts(2)    Compensation(3)
---------------------------       ----     ------      -----      ----------    ----------    ---------------
William T. McCormick, Jr.         1996    $780,000    $700,000      50,000       $439,291         $23,400
Chairman and CEO,                 1995     750,000     560,000      40,000        166,765          22,500
Corporation and Chairman,         1994     725,000     470,000      36,000        104,400          21,750
Consumers

Victor J. Fryling                 1996     550,000     429,000      30,000        246,165          16,500
President and COO,                1995     495,000     350,000      24,000         82,714          14,850
Corporation and Vice              1994     466,000     312,015      22,000         51,613          13,980
Chairman, Consumers

Michael G. Morris                 1996     490,000     398,130      24,000        205,905          14,700
Executive Vice President,         1995     451,000     314,780      20,000         72,220          13,530
Corporation, and                  1994     423,667     289,935      18,000         45,022          12,710
President and CEO, Consumers

Alan M. Wright                    1996     289,583     184,820      16,000        124,897           8,687
Senior Vice President             1995     255,000     170,000      12,000         45,292           1,912
and CFO, Corporation              1994     240,000     147,195      11,000         27,949               0
and Consumers

David W. Joos                     1996     287,500     205,130      16,000         84,393           8,625
Executive Vice President          1995     240,000     154,250      12,000         25,938           7,200
and COO-Electric, Consumers       1994     190,833     109,350       9,000         16,204           5,725

(1) Aggregate non-performance based restricted stock held as of December 31, 1996 by named officers was: Victor J. Fryling, 20,000 shares and Michael G. Morris, 12,500 shares, with respective values based on market price at December 31, 1996 of $672,500 and $420,312. Regular dividends are paid on such restricted stock.

(2) Market value of common stock paid under the Corporation's Performance Incentive Stock Plan for three-year performance periods.

(3) Employer matching contribution to defined contribution plans.

EMPLOYMENT ARRANGEMENTS

    Agreements with the executive officers named above and six other senior executive officers provide for payments of two times annual cash compensation if there is a change of control and adverse change of responsibilities. The Corporation and Consumers also provide long-term disability insurance policies for all executive officers which would provide payments of 60% of compensation in the event of disability.

                             OPTION GRANTS IN 1996

                                         Number of
                                         Securities
                                         Underlying   Percentage of Total   Exercise                 Grant Date
                                          Options     Options Granted to    Price Per   Expiration    Present
                 Name                     Granted      Employees in 1996      Share        Date       Value(1)
                 ----                    ----------   -------------------   ---------   ----------   ----------
William T. McCormick, Jr. .............    50,000             13.6           $30.625     8/24/06      $347,000
Victor J. Fryling......................    30,000              8.1            30.625     8/24/06       208,200
Michael G. Morris......................    24,000              6.5            30.625     8/24/06       166,560
Alan M. Wright.........................    16,000              4.3            30.625     8/24/06       111,040
David W. Joos..........................    16,000              4.3            30.625     8/24/06       111,040

(1) The present value is based on the Black-Scholes Model, a mathematical formula used to value options traded on securities exchanges. The model utilizes a number of assumptions, including the exercise price, the underlying stock's volatility of 24.08% using weekly closing prices for a five year period prior to grant date, the dividend rate of $0.27 per quarter with 5% annual dividend growth, the term of the option, and the level of interest rates at 6.63%, equivalent to the rate of 10-year Treasury notes. However, the Model does not take into account a significant feature of options granted to employees under the Corporation's Plan, i.e., the non-transferability of options awarded.

   AGGREGATED OPTIONS/SARS EXERCISES IN 1996 AND YEAR-END OPTIONS/SARS VALUES

                                                                                                 Value of
                                                                            Number of           Unexercised
                                                                      Securities Underlying    In-the-Money
                                         Shares Acquired    Value     Unexercised Options/    Options/SARs At
                 Name                      On Exercise     Realized     SARS at Year End      Year End(1)(2)
                 ----                    ---------------   --------   ---------------------   ---------------
William T. McCormick, Jr. .............      35,000        $562,500          395,000            $3,715,625
Victor J. Fryling......................      10,000         165,187          181,500             1,438,625
Michael G. Morris......................           0               0          131,000               981,500
Alan M. Wright.........................      21,000         192,750           37,000               220,875
David W. Joos..........................       4,500          47,812           54,000               312,875

(1) All options/SARs listed in this table are exercisable. The named officers have no unexercisable options/SARs.

(2) Based on the December 31, 1996 closing price of the Corporation's Common Stock as shown in the report of the NYSE Composite Transactions ($33.625).

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1996

                                                                                 Estimated Future Payouts
                                                                                Under Non-Stock Price-Based
                                                                                     Plans (Shares)(1)
                                         Number            Period          -------------------------------------
                Name                    of Shares       Until Payout       Threshold       Target       Maximum
                ----                    ---------       ------------       ---------       ------       -------
William T. McCormick, Jr............     25,000          2-5 years           6,250         25,000        37,500
Victor J. Fryling...................     15,000          2-5 years           3,750         15,000        22,500
Michael G. Morris...................     12,000          2-5 years           3,000         12,000        18,000
Alan M. Wright......................      8,000          2-5 years           2,000          8,000        12,000
David W. Joos.......................      8,000          2-5 years           2,000          8,000        12,000

(1) Under the Corporation's Performance Incentive Stock Plan, awards of restricted stock for the above officers vest at the rate of 25% per year after two years and are subject to achievement of specified levels of total shareholder return over a three-year period. The target number of shares as shown above will be earned if 100% of the targeted average 15% annual total shareholder return is achieved. The threshold number of shares will be earned on achievement of 40% of the target, and the maximum number of shares will be earned on achieving 140% of the target.

                               PENSION PLAN TABLE

    The following table shows the aggregate annual pension benefits at Normal Retirement Date presented on a straight life annuity basis under the Corporation's qualified Pension Plan and non-qualified Supplemental Executive Retirement Plan (offset by a portion of Social Security benefits).

                                           Years of Service
                         ----------------------------------------------------
          Compensation      15         20         25         30         35
          ------------   --------   --------   --------   --------   --------
          [S]            [C]        [C]        [C]        [C]        [C]
           $  400,000    $126,000   $168,000   $198,000   $228,000   $258,000
              600,000     189,000    252,000    297,000    342,000    387,000
              800,000     252,000    336,000    396,000    456,000    516,000
            1,000,000     315,000    420,000    495,000    570,000    645,000
            1,200,000     378,000    504,000    594,000    684,000    774,000
            1,400,000     441,000    588,000    693,000    798,000    903,000

    Regular, straight-time salary, as shown in the Summary Compensation Table during the 5 years of highest earnings, is used in computing benefits under the Pension Plan. In addition, awards under the Executive Incentive Compensation Plan, as shown in the Summary Compensation Table during the 5 years of highest earnings, are used in computing benefits under the Supplemental Executive Retirement Plan. The estimated years of service for each named executive is:
William T. McCormick, Jr., 21.27 years, Victor J. Fryling, 21.00 years,
Michael G. Morris, 16.79 years, Alan M. Wright, 11.36 years, and David W. Joos,
23.80 years.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

                            Compensation Philosophy

    The Corporation's executive compensation program is directed by a committee composed entirely of independent outside directors. The Committee is responsible for determining and administering executive compensation policies and plans as well as reviewing and recommending officer appointments to the Board of Directors. The Committee also has the responsibility for approving both annual compensation and awards under long-term stock ownership programs. Such programs seek to enhance the profitability of the Corporation and, hence, shareholder value by aligning the financial interests of the Corporation's officers with those of its shareholders. In doing so, the Committee relies to a large degree on incentive compensation including stock-related awards to attract and retain outstanding officers.

    Compensation for Mr. McCormick and the other executive officers consists of a base salary, which is intended to be at the competitive median of the amounts paid to senior executives with equivalent positions at other energy companies of comparable size, and substantial annual and long-term incentive compensation closely tied to the Corporation's success in achieving earnings, stock appreciation and other performance goals. The incentive program is also designed to be competitive with plans of other comparable energy companies and variable "at risk" compensation is intended to be above median in years when the corporation meets or exceeds its performance goals, which in recent years have exceeded industry norms in terms of earnings and dividend growth.

                              Annual Compensation

    Just prior to the beginning of each fiscal year, the Committee reviews the base salary of Mr. McCormick and the other officers and approves annual salaries for them based on industry, peer group, and national surveys and judgment as to the past and expected future contributions of each individual. In the case of Mr. McCormick, such judgment also involves the Committee's assessment of his past performance and its expectation as to his future contribution in leading the Corporation.

    The annual incentive compensation (bonus) payment, if any, is based on the Corporation's success in meeting challenging earnings per share goals set by the Committee at the beginning of each year. In addition, individual performance goals are established for each executive officer for specific financial, operating and management achievements. Following the end of each year, the results on a corporate and individual basis are reviewed by the Committee to determine the appropriate awards. Under the Corporation's Executive Incentive Compensation Plan for 1996, because the Corporation achieved its earnings goal, the Committee granted annual incentive bonuses to officers, including those shown in the Summary Compensation Table. The Plan has a threshold payout at 80% of the earnings per share goal and a maximum payout at 120% of goal. Mr. McCormick's award was based on a standard award under the Plan of 75% of his salary, adjusted to reflect the Committee's judgement as to his leadership performance for the year.

                             Long-term Compensation

    The last element of executive compensation considered by the Committee during each year is long-term incentive awards in the form of stock options and restricted stock awards under the Corporation's Performance Incentive Stock Plan. The Committee believes such awards are desirable in encouraging Common Stock ownership by executives, thus linking their interests directly to that of other shareholders. Therefore, in 1996, the Committee decided to grant stock options with an exercise price equal to the market price on the date of the grant to the officers, including those shown in the above charts. Options have been granted annually, usually for approximately the same number of shares. The Committee believes grants should be made annually on a generally consistent basis. In determining grants, the Committee weighed a number of factors including prior grants and corporate performance. The Committee also awarded performance-based restricted stock which will vest at the rate of 25% per year after two years, with 100% vested after five years. However, the nominal restricted stock award will be paid only if the average annual shareholder return target of 15% is achieved for each three-year performance period. If the average annual shareholder return is less than the target, then the award will be smaller, and if the return is more than the target, then the award will be greater.

                           Compensation Deductibility

    The Committee has reviewed the Corporation's compensation plans and the applicability of Section 162(m) of the Internal Revenue Code and regulations thereunder dealing with federal income tax deductibility for compensation in excess of $1 million. The Committee believes that awards of stock options and vesting of performance based restricted stock under the Corporation's Performance Incentive Stock Plan are not considered compensation under the regulations under Section 162(m), because both have been approved by shareholders and are based on pre-established performance goals. However, bonus awards under the Executive Incentive Compensation Plan are considered compensation because the Committee believes that it is in the best interests of the Corporation to retain maximum flexibility in rewarding superior performance.

                            Compensation Consultant

    In connection with its ongoing independent review of executive compensation, the Committee has retained Hewitt Associates, a recognized compensation and benefit consultant, to assist the Committee in evaluating the appropriateness and competitiveness of its compensation policies and programs.

    Submitted by the Organization and Compensation Committee: Earl D. Holton (Chair), John M. Deutch, William U. Parfet, Kenneth Whipple, and John B. Yasinsky.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     AMONG CMS ENERGY CORPORATION, S&P 500 INDEX & DOW JONES UTILITY INDEX

         MEASUREMENT PERIOD           CMS             S&P 500             DOW
        (FISCAL YEAR COVERED)        ENERGY                              JONES
                                                                         UTILITY
                  1991                 100               100               100
                  1992                 103               107               103
                  1993                 144               118               113
                  1994                 136               120                96
                  1995                 184               165               126
                  1996                 214               203               137

Total return assumes reinvestment of dividends.

Fiscal years ending December 31.

Assumes the value of the investment in the Corporation's common stock and each index was $100 on December 31, 1991.

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

    Subject to the approval of the shareholders, the Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Corporation for the year 1997. Arthur Andersen LLP also served as the Corporation's auditors for the year 1996. A representative of Arthur Andersen LLP will be present at the annual meeting of shareholders and will have an opportunity to make a statement and respond to appropriate questions.

    Approval of the proposal to ratify the appointment of auditors requires the affirmative vote of a majority of the shares of Common Stock present at the meeting.

               THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF
                          THE APPOINTMENT OF AUDITORS

                              SHAREHOLDER PROPOSAL

    Gary M. Ruffner, 4801 Illana, Lansing, Michigan 48910, owner of 104 shares of Common Stock, has notified the Corporation that he intends to present the following proposal for action at the meeting:

    Whereas, continuing deregulation of the utility industry will force companies, including Consumers Power, to question the underlying corporate assumptions about mission service and cost, and

    Whereas, users and consumers of Consumers Power service will be bombarded with a massive campaign by other providers, private and public, to accept competing power and services, and

    Whereas, consumers and the public need to more fully understand the factors like quality, safety, reliability, being a provider of stable community jobs, corporate dedication to community goals, and overall company accountability that make a utility worthy to be regarded as a "Utility of Choice" by its users and consumers,

    Therefore, be it resolved, that the shareholders urge the Board of Directors to strengthen the Company's internal commitment to continuing to be the "Utility of Choice" by its users and consumers through adoption of the following five point program:

    1. That the Board of Directors expand the membership of the Environmental and Corporate Responsibility Committee to include more consumers and representatives of the Company's employee and Union groups, and direct the expanded committee to undertake the drafting of a clear statement of the Company's responsibility to quality, safety, reliability, being a provider of stable community jobs, corporate dedication to community goals, and overall Company accountability which taken together, make a utility worthy to be regarded as a "Utility of Choice" by its users and consumers;

    2. That the Compensation Committee be directed to consider the inclusion of "Utility of Choice" indicators in the corporate performance factors used in the calculation of compensation for Company officials;

    3. That the Company publicize the "Utility of Choice" guidelines to give consumers and users a basis for calculation when considering energy and service alternatives, and as the basis of questions to ask competitors who seek to have consumers and users change service;

    4. That the Company use the "Utility of Choice" guidelines in its legislative education and lobbying efforts so as to have our public officials understand the importance of an expanded cost/benefit analysis in the era of utility deregulation;

    5. That the Company make the "Utility of Choice" campaign a priority by setting a January 1, 1998 deadline for the completion of the Committee's work and the Company's implementation of their report and recommendations.

                           DIRECTORS' RECOMMENDATION

    The Board of Directors recommends a vote AGAINST the above shareholder proposal for the following reasons:

    The Board believes the proposal does not recognize that the Corporation's subsidiary, Consumers Energy Company, has had for many years a Strategic Plan consisting of its Vision, Goals and Creed. The beliefs embodied in the existing Creed already include pledges to "our customers, employees, shareholders,... and neighbors" to "facilitate training and career development and promote employee fulfillment,... to provide a safe, clean, and productive work environment,... to protect the environment, and the locations where we operate to preserve them for the benefit of the communities we serve and, to be good corporate citizens through charitable giving and voluntary service to our communities..."

    The Board strongly believes that management and employees of Consumers Energy have a strong commitment and dedication to these principles.

    Management of Consumers developed the Strategic Plan to ensure the company's success in the evolving competition in the utility industry which will provide substantial benefits to "shareholders, employees and the communities we serve."

    Also importantly, the proposal suggests action by the Board which would not be permitted by the governing Michigan Business Corporation Act, i.e., appointment of non-Directors to a Committee of the Board. Further, the Board thinks the inclusion of the suggested indicators in determining executive compensation is inconsistent with its financial results and shareholder value-oriented compensation philosophy as outlined in the report of the Organization and Compensation Committee above, and would unduly limit the flexibility of that Committee. Also, by requiring Consumers to publicize utility of choice guidelines, the proposal ignores the generally accepted principle that electric customers will choose their provider only on the basis of cost and reliability and not on soft and nebulous considerations, which may tend to dilute Consumers' marketing message. In mandating Consumers to use the guidelines in its legislative efforts, the proposal could severely limit Consumers' effectiveness in appealing to various constituencies with differing requirements. By establishing an arbitrary implementation date, the proposal effectively short circuits thoughtful consideration of its efficacy.

    Thus, the Board firmly believes the proposal should be rejected because, in general, it attempts to impinge on management's conduct of the ordinary business of a separate subsidiary company and to direct the specific details of the implementation of guidelines which are already reflected in long-held company policies and philosophies as embodied in Consumers' Strategic Plan.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
                           THE SHAREHOLDER PROPOSAL.

    Adoption of the above shareholder proposal requires the affirmative vote of a majority of the shares of Common Stock present at the meeting.

                        1997 PROXY STATEMENT INFORMATION

    A shareholder who intends to submit a proposal for consideration at the 1998 annual meeting pursuant to the applicable rules of the Securities and Exchange Commission must send the proposal to reach the Corporation's Corporate Secretary on or before December 19, 1997. The proposals should be addressed to: Mr. Thomas
A. McNish, Corporate Secretary, Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

    The cost of solicitation of proxies will be borne by the Corporation. Proxies may be solicited by officers and other employees of the Corporation or their subsidiaries, personally or by telephone, facsimile or mail. The Corporation has arranged for Morrow & Co. of 909 Third Ave., New York, New York 10022, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will not exceed $20,000, plus incidental expenses. The Corporation may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding the proxy material to the beneficial owners of shares of stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

                               -   -   -   -   -

                 PLEASE MARK, SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE

           NO POSTAGE STAMP NECESSARY IF MAILED IN THE UNITED STATES

[CMS ENERGY LOGO]
                                                         COMMON STOCK PROXY
                                                SOLICITED BY THE BOARD OF DIRECTORS
                                                FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints W. T. MC CORMICK, JR. and T. A. MC NISH, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the annual meeting of shareholders of CMS Energy Corporation to be held at the Dearborn Inn,
20301 Oakwood Boulevard, Dearborn, Michigan on May 27, 1997 and at any adjournment or adjournments thereof.  Said proxies, and each of them present and acting at the meeting, may vote on the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting, all as more fully set forth in the Proxy Statement received by the undersigned.  The shares represented hereby will be voted on the proposals as specified.  IF THIS PROXY IS RETURNED SIGNED BUT NOT
COMPLETED, IT WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS AND THE RATIFICATION OF APPOINTMENT OF AUDITORS AND AGAINST THE
SHAREHOLDER PROPOSAL.


                                                                                                PLEASE VOTE, SIGN AND DATE
                                                                                                THIS PROXY ON THE REVERSE
                                                                                                SIDE AND RETURN IT IN THE
                                                                                                ENCLOSED ENVELOPE.
                                                                                                Thank you for your prompt response.

                                                  PLEASE VOTE, SIGN AND DATE BELOW
/  /  TO VOTE AS RECOMMENDED by the Board of Directors on all items, MARK THIS BOX, SIGN, DATE AND RETURN THIS
      PROXY.  (No additional boxes need be marked.  if additional boxes are marked, this box will take precedence.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

(1)  ELECTION OF                /  / FOR all nominees listed below (except as indicated below)
     DIRECTORS                  /  / WITHHOLD AUTHORITY to vote for all nominees listed below

     William T. McCormick, Jr., John M. Deutch, James J. Duderstadt, Kathleen R. Flaherty, Victor J. Fryling, Earl D. Holton,
     Michael G. Morris, William U. Parfet, Percy A. Pierre, Kenneth Whipple and John B. Yaslnsky

(INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

_________________________________________________________________________________________________________________________________
(2)  Ratification of appointment of auditors                            PLEASE SIGN, DATE AND RETURN THIS PROXY
       /  / FOR           /  / AGAINST      /  / ABSTAIN                IN THE ENCLOSED ENVELOPE.   No postage is
                                                                        needed if mailed in the United States.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
AGAINST THE FOLLOWING PROPOSAL.

(3)  Shareholder Proposal recommending that the Board adopt a           Signed___________________________________________________
     five point program involving customer selection of power
     supplier.
       /  / AGAINST      /  / FOR          /  / ABSTAIN                 Dated______________________________________________, 1997
